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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
CNB Financial Corp.



We consent to incorporation by reference in the Registration Statement on Form S-8 of CNB Financial Corp. relating to the Central National Bank 401(k) Plan, of our report dated January 28, 2000, relating to the consolidated balance sheets of CNB Financial Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of CNB Financial Corp.


/s/ KPMG LLP

Albany, New York
January 26, 2001



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